Exhibit 99.1

Contact:
Shelly Whitaker, APR
Shelly.whitaker@advanceautoparts.com

Direct	540-561-8452
Fax	540-561-6445

ADVANCE AUTO PARTS REPORTS THIRD QUARTER RESULTS

ROANOKE, Va., October 31, 2007— Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the fiscal third quarter ended October 6, 2007.

Earnings per diluted share for the third quarter were $.57.  Excluding severance costs and asset write-offs associated with the Company’s expense reduction initiatives, earnings per diluted share were $.61 compared to $.56 last year, an 8.9% increase.  In the third quarter, sales increased to $1.16 billion from $1.10 billion last year.  Comparable-store sales increased 1.1% in the quarter, comprised of a 1.0% decrease in do-it-yourself (DIY) and an 8.0% increase in do-it-for-me (DIFM).  The 1.1% comparable-store sales increase compared to a 1.4% increase in last year’s third quarter.

“We are pleased to report that we are on track with the initiatives that we announced at the end of our last quarter.  Although we anticipate it will take time, we believe the results of those initiatives are beginning to have a positive impact on our sales, earnings, and return on invested capital,” said Jack Brouillard, Chairman, President and CEO.

Third quarter gross margin was 47.9% of sales, a 28 basis point decrease compared to last year.  The decrease was primarily due to a less favorable merchandise sales mix as compared to last year. In addition, fewer discounts were earned as merchandise purchases were less than year ago levels and the Company had a greater proportion of commercial sales.

ADVANCE AUTO PARTS REPORTS THIRD QUARTER 2007 RESULTS
October 31, 2007

Third quarter selling, general and administrative (SG&A) expenses were 39.3% of sales compared to 38.9% last year.  Excluding severance and asset write-off costs, SG&A expenses were 38.7%, a decrease of 18 basis points as compared to last year.

Year to date sales increased to $3.80 billion from $3.60 billion last year.  Year to date comparable-store sales increased 1.2% comprised of a 0.4% decrease in do-it-yourself (DIY) and a 6.2% increase in do-it-for-me (DIFM).  The year to date 1.2% comparable-store sales increase compares to a 2.3% increase last year.

Year to date earnings per diluted share were $1.92, compared to $1.82 last year.  Year to date gross margin was 48.1% of sales, a 29 basis point improvement from last year. Year to date SG&A expenses were 38.8% of sales as compared to 38.4% in 2006, a 41 basis point increase.

Share Repurchases
In the third quarter, the Company repurchased 6.2 million shares at an average price of $33.26 for a total of $207 million. The Company currently has $335 million available under the share repurchase authorization approved by the Board of Directors in August 2007.

Store Information
During the third quarter, the Company opened 43 new stores, of which 4 are Autopart International (AI) stores.  The Company also relocated 5 stores and closed 2 stores.

Year to date, the Company has opened 156 new stores, of which 17 are AI stores.  The Company has also relocated 24 stores and closed 10 stores.

2007 Guidance
The Company forecasts fourth quarter earnings per share in the range of $.36 to $.40 as compared to $.33 last year, an increase of 9% to 21%. This guidance is based on comparable store sales growth of 0 to 2%.  Gross margin is expected to be in line with fourth quarter last year.  SG&A expenses are expected to leverage within the 0 to 2% sales guidance.

ADVANCE AUTO PARTS REPORTS THIRD QUARTER 2007 RESULTS
October 31, 2007

The Company anticipates full year 2007 earnings per diluted share to be in the range of $2.28 to $2.32.  Excluding the severance costs and asset write-offs of $.04 per share incurred in the third quarter, earnings per diluted share for the year are expected to be $2.32 to $2.36 as compared to $2.16 last year, an increase of 7% to 9%. The Company expects free cash flow for the year to be in the range of $200 to $220 million.

Investor Conference Call
The Company will host a conference call on Thursday November 1, 2007 at 8:00 a.m. Eastern Standard Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s Web site, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s Web site until November 1, 2008.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales.  As of October 6, 2007, the Company operated 3,228 stores in 40 states, Puerto Rico, and the Virgin Islands.  The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, comparable-store sales, gross margin and SG&A rates, and earnings per share for fourth quarter 2007 and fiscal year 2007.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 30, 2006, on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 6, 2007	December 30, 2006	October 7, 2006

Assets

Current assets:
Cash and cash equivalents	$14,836	$11,128	$13,987
Receivables, net	76,982	97,046	83,733
Inventories, net	1,540,666	1,463,340	1,462,067
Other current assets	43,805	40,459	38,207
Total current assets	1,676,289	1,611,973	1,597,994

Property and equipment, net	1,016,712	994,977	983,609
Assets held for sale	2,390	1,548	2,777
Goodwill	33,718	33,718	33,765
Intangible assets, net	27,095	27,926	27,920
Other assets, net	10,362	12,539	15,520
	$2,766,566	$2,682,681	$2,661,585

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$349	$34,206	$36,689
Current portion of long-term debt	661	67	67
Financed vendor accounts payable	153,324	127,543	140,736
Accounts payable	708,095	651,587	669,720
Accrued expenses	304,810	252,975	257,334
Other current liabilities	40,121	47,042	48,953
Total current liabilities	1,207,360	1,113,420	1,153,499

Long-term debt	433,774	477,173	450,859
Other long-term liabilities	60,042	61,234	66,773
Total stockholders' equity	1,065,390	1,030,854	990,454
	$2,766,566	$2,682,681	$2,661,585

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
October 6, 2007 and October 7, 2006
(in thousands, except per share data)
(unaudited)

	October 6,	October 7,
	2007	2006

Net sales	$1,158,043	$1,099,486

Cost of sales, including purchasing and warehousing costs	602,930	569,280

Gross profit	555,113	530,206

Selling, general and administrative expenses	454,734	427,685

Operating income	100,379	102,521

Other, net:
Interest expense	(7,968)	(9,232)
Gain on extinguishment of debt, net	-	986
Other income, net	353	154
Total other, net	(7,615)	(8,092)

Income before provision for income taxes	92,764	94,429

Provision for income taxes	33,724	35,482

Net income	$59,040	$58,947

Basic earnings per share	$0.58	$0.56
Diluted earnings per share	$0.57	$0.56

Average common shares outstanding ( a )	102,546	105,112
Dilutive effect of share-based compensation	635	939
Average common shares outstanding - assuming dilution	103,181	106,051

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 6, 2007 and October 7, 2006, we had 100,927 and 105,208 shares outstanding, respectively.

NOTE:  These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Forty Week Periods Ended
October 6, 2007 and October 7, 2006
(in thousands, except per share data)
(unaudited)

	October 6,	October 7,
	2007	2006

Net sales	$3,796,022	$3,600,353

Cost of sales, including purchasing and warehousing costs	1,968,645	1,877,620

Gross profit	1,827,377	1,722,733

Selling, general and administrative expenses	1,474,495	1,383,468

Operating income	352,882	339,265

Other, net:
Interest expense	(26,634)	(28,147)
Gain on extinguishment of debt, net	-	986
Other income, net	1,203	753
Total other, net	(25,431)	(26,408)

Income before provision for income taxes	327,451	312,857

Provision for income taxes	123,886	116,893

Net income	$203,565	$195,964

Basic earnings per share	$1.94	$1.84
Diluted earnings per share	$1.92	$1.82

Average common shares outstanding ( a )	104,987	106,380
Dilutive effect of share-based compensation	866	1,175
Average common shares outstanding - assuming dilution	105,853	107,555

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the year. At October 6, 2007 and October 7, 2006, we had 100,927 and 105,208 shares outstanding, respectively.

NOTE:  These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 6, 2007 and October 7, 2006
(in thousands)
(unaudited)

	October 6,	October 7,
	2007	2006
Cash flows from operating activities:
Net income	$203,565	$195,964
Depreciation and amortization	113,404	104,156
Share-based compensation	14,318	14,473
Benefit for deferred income taxes	(21,141)	(2,332)
Excess tax benefit from share-based compensation	(11,133)	(4,398)
Loss on extinguishment of debt	-	1,887
Other non-cash adjustments to net income	9,247	2,002
Decrease (increase) in:
Receivables, net	14,317	10,995
Inventories, net	(77,326)	(90,966)
Other assets	(985)	9,031
Increase (decrease) in:
Accounts payable	56,508	40,472
Accrued expenses	71,708	17,056
Other liabilities	5,296	(1,337)
Net cash provided by operating activities	377,778	297,003

Cash flows from investing activities:
Purchases of property and equipment	(146,520)	(200,784)
Insurance proceeds related to damaged property	6,636	-
Proceeds from sales of property and equipment	1,761	8,726
Business acquisitions, net of cash acquired	-	(12,500)
Net cash used in investing activities	(138,123)	(204,558)

Cash flows from financing activities:
Decrease in bank overdrafts	(33,857)	(13,481)
Increase in financed vendor accounts payable	25,781	21,385
Early extinguishment of debt	-	(433,775)
Dividends paid	(25,152)	(19,153)
Net (payments) borrowings on credit facilities	(47,200)	445,950
Net borrowings (payments) on note payable	4,395	(49)
Payment of debt related costs	-	(1,078)
Proceeds from the issuance of common stock, primarily exercise
of stock options	39,711	14,100
Excess tax benefit from share-based compensation	11,133	4,398
Repurchase of common stock	(211,225)	(137,560)
Other	467	22
Net cash used in financing activities	(235,947)	(119,241)

Net increase (decrease) in cash and cash equivalents	3,708	(26,796)
Cash and cash equivalents, beginning of period	11,128	40,783
Cash and cash equivalents, end of period	$14,836	$13,987

NOTE:  These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedule
Forty Week Periods Ended
October 6, 2007 and October 7, 2006
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow

	October 6,	October 7,
	2007	2006

Cash flows from operating activities	$377,778	$297,003
Cash flows used in investing activities	(138,123)	(204,558)
	239,655	92,445

Increase in financed vendor accounts payable	25,781	21,385

Free cash flow	$265,436	$113,830

Note:  Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt.  Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows. The Company also included additional non-GAAP measures in this release, including adjusted earnings per diluted share and adjusted selling, general and administrative expenses. The Company believes these non-GAAP measures are useful to investors as they more clearly indicate the Company’s comparable operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.